THE JAMES ADVANTAGE FUNDS
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

        This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by The James Advantage Funds (the "Trust") on behalf of its current series, The Golden Rainbow Fund, and any series that may be established in the future (collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

        The provisions of the Plan are:

        1. GENERAL DESCRIPTION OF CLASSES. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plan; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectuses and statements of additional information of the Series, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares. There currently are four classes designated: Class A, Class B, Class C and Class R.

                a. Class A Shares are offered and sold at net asset value plus a maximum sales load of 4.20%. Class A Shares are subject to a maximum 0.40% annual distribution fee.

                b. Class B Shares are offered at net asset value, without an initial sales charge, subject to a maximum 1.00% annual distribution fee (of which .75% is an asset based sales charge and .25% is a service fee). Class B Shares are subject to a declining contingent deferred sales load ("CDSL") if shares are redeemed within six years from the purchase date. Class B Shares automatically convert to Class A Shares at the end of eight years.

                c. Class C Shares are offered at net asset value, without initial sales charge, subject to a maximum 1.00% annual distribution fee (of which .75% is an asset based



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                        sales charge and .25% is a service fee) and a CDSL of 1%
                        if redeemed within one year of the purchase date.

                d. Class R Shares are designed for institutional investors and are offered to individuals within categories of investors as specified in the then current Prospectus who are also eligible to purchase Class A Shares at net asset value without an up-front sales charge. Class R Shares may also be purchased with monies representing dividends and capital gain distributions on Class R Shares of the Fund.

        2.      EXPENSE ALLOCATIONS TO EACH CLASS.

                a. In addition to the service and distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

                        (i) expenses incurred in connection with a meeting of shareholders;
                        (ii)  litigation expenses;
                        (iii) printing and postage expenses of shareholders
                              reports, prospectuses and proxies to current shareholders of a specific class;
                        (iv) expenses of administrative personnel and services required to support the shareholders of a specific class;
                        (v) transfer agent fees and shareholder servicing expenses; and (vi) such other expenses incurred by or attributable to a specific class.

                b. All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.


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        3.      CLASS DESIGNATION. Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

        4. ADDITIONAL INFORMATION. This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

        5. EFFECTIVE DATE. This Plan is effective on May 4, 1998, provided that this Plan shall not become effective with respect to any Fund or class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).